CERTIFICATE  OF  AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

     James  C.  Franz  and  Paul  A.  Harbison  hereby  certify  that:

     1. They are the President and Secretary, respectively, of Global-Link Enterprises, Inc., a Nevada Corporation (the "Corporation").

     2. That Section 1 of the Articles of Incorporation of this corporation is amended to read as follows:

     1.     Name  of  Company

     The  name  of  this  corporation  is  MLM  World  News  Today,  Inc.

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors in accordance with Section 78.207 of the Nevada Revised Statutes.

     4. The foregoing amendments of Articles of Incorporation has been duly approved by the required Consent of the Shareholders of the Corporation in accordance with Section 78.390 of the Nevada Revised Statutes. The total number of outstanding shares of the Corporation is 11,268,507. The number of shares voting in favor of the Amendments was 10,200,000 shares representing 90.52%. The percentage of vote required was more than 50%.

     The undersigned declare under the penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

     Executed  at  San  Diego,  California  on  February  1,  2000

/s/ James C. Frans                                   /s/ Paul A. Harbison
James  C.  Franz,  President                         Paul A. Harbison, Secretary


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